“Exhibit 4.2”

TELECOM RESTRICTED SHARE SCHEME

TELECOM RESTRICTED SHARE SCHEME

TABLE OF CONTENTS

1	Introduction	1
	Name	1
	Glossary	1

2	Offers	1
	Invitation	1
	No cost	1
	Content	1

3	Loan	2

4	Acceptance	2
	Return documents	2
	Direction and acknowledgements	2
	Processing of acceptance	2

5	Transfer Date	3

6	Early termination	3
	Sale and repayment	3
	Confirmation	4
	Discretionary benefit	4

7	Incidents of ownership	5
	Obligations of Nominee	5
	Compulsory sale	5
	Reorganisation	6
	Rights issue	6

8	No divestment	7
	Absolute prohibition	7
	No effect	7

9	Operation of Scheme	7
	Administration	7
	Delegation	7

10	Rights attaching to Shares	7

11	Amendment	7
	Telecom’s discretion	7
	Breach	7
	Notice to Executives	8

12	Miscellaneous	8
	Telecom responsibility	8
	Deemed actions	8
	Fractions	8
	Entire agreement	8
	Delay	8
	Disputes	8
	Notice	8
	Governing law	9
	Construction	9

GLOSSARY		10

TELECOM RESTRICTED SHARE SCHEME	1

Date: 26 August 2005

1	Introduction

Name

1.1	This is the Telecom Restricted Share Scheme (the Scheme).

Glossary

1.2	A glossary of defined terms is included on page 10.

2	Offers

Invitation

2.1	Telecom Corporation of New Zealand Limited (Telecom) may offer under the Scheme ordinary shares in Telecom (Shares) to an executive (an Executive) who is employed by Telecom or a subsidiary (a Subsidiary) of Telecom (Employment).

No cost

2.2	An Executive will not be required to pay any amount under the Scheme to Telecom or a Subsidiary from the Executive’s own funds.

Content

2.3	Each offer (acceptance of which will be conditional on approval by Telecom) will be made in an offer document, and will:

(i)	specify the aggregate value of Shares to be allocated to the Executive (the Total Price);

(ii)	have attached a copy of the Scheme (unless the Executive has previously participated in the Scheme);

(iii)	have attached a copy of an investment statement for the offer (if made in New Zealand);

(iv)	specify the date on which the Shares are to be allocated (the Allocation Date);

(v)	specify the date on which the Shares are to be transferred to the Executive and released from the Scheme (the Transfer Date);

(vi)	have attached a loan agreement (see clause 3);

(vii)	refer to Telecom’s internal procedures for insiders;

(viii)	have attached a form requesting consent to acquire the Shares, in terms of those procedures; and

(ix)	specify the period during which the offer may be accepted.

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3	Loan

3.1	A Subsidiary (the Lender) will lend to the Executive (interest-free) the Total Price if Shares are to be allocated to the Executive (the Loan).

4	Acceptance

Return documents

4.1	An Executive who wishes to accept an offer of Shares must return to Telecom, within the time specified and completed by the Executive:

(i)	the acceptance part of the offer document, confirming the Executive’s acceptance;

(ii)	the form requesting consent to acquire the Shares, in terms of Telecom’s internal procedures for insiders; and

(iii)	the agreement for the Loan.

Direction and acknowledgements

4.2	In accepting an offer of Shares, an Executive:

(i)	will be deemed to have directed the Lender to apply the Loan in payment to Telecom of the Total Price as payment for the Shares (this deemed direction discharging fully the Executive’s obligation to pay for the Shares);

(ii)	will be deemed to have directed Telecom that the Shares be held under the Scheme on behalf of the Executive by a person appointed from time to time by Telecom for that purpose (the Nominee);

(iii)	acknowledges that acceptance is conditional on approval by Telecom, and the Executive is bound by the Scheme; and

(iv)	acknowledges that participation in the Scheme does not affect the terms of the Executive’s Employment. In no event will Telecom or a Subsidiary be deemed by making an offer or a Loan (as the case may be) or otherwise to have represented that an Executive’s Employment will continue until and/or beyond the Transfer Date.

Processing of acceptance

4.3	An acceptance will be invalid and of no effect if it would give rise to a breach (a Breach) of:

(i)	Telecom’s constitution;

(ii)	the listing and/or other rules governing New Zealand Exchange Limited’s NZSX (the Exchange) or any other stock exchange on which Shares are quoted; and/or

TELECOM RESTRICTED SHARE SCHEME	3

(iii)	any statute, regulation or Telecom’s internal procedures for insiders.

Otherwise, Telecom will (subject to clause 2.3):

(iv)	determine the number of Shares (existing and/or new) to be allocated to the Executive by dividing the Total Price by:

(a)	the average end of day market price of Shares on the Exchange for the 20 days on which the Exchange is open for trading (Business Days) immediately preceding the date of issue; less

(b)	a discount equal to the aggregate market consensus estimates (as determined by Telecom (in accordance with the conditions of any relevant approval given or waiver granted by New Zealand Exchange Limited) as at a date as close as reasonably practicable to the date of issue) of the amounts of the dividends which under the terms of the Scheme will not be paid in respect of those Shares discounted from the expected payment dates to the date of issue using a discount rate equal to Telecom’s then current assessment of its cost of equity (the Allocation Price);

(v)	allocate the Shares to the Executive; and

(vi)	send the Executive confirmation of the allocation and the Allocation Price.

5	Transfer Date

5.1	On the Transfer Date (subject to clauses 6 and 7):

(i)	an Executive will be entitled to a cash bonus from a Subsidiary which, after first deducting tax at the highest marginal tax rate applying to the Executive, is equal to the Loan (the Bonus);

(ii)	the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) to apply the Bonus in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan); and

(iii)	the Nominee will transfer to the Executive the Shares it holds for the Executive.

6	Early termination

Sale and repayment

6.1	Where:

(i)	an Executive ceases to be Employed (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

TELECOM RESTRICTED SHARE SCHEME	4

(ii)	an Executive purports to act in breach of clause 8.1; and/or

(iii)	Telecom is put into liquidation (or suffers a similar event),

before the Transfer Date (Early Termination), the Executive will be deemed (subject to clauses 6.3 and 7) immediately before Early Termination to have:

(iv)	sold to the Nominee for the Total Price beneficial ownership of the Shares held by the Nominee for the Executive; and

(v)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Executive for the Shares in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan).

Confirmation

6.2	For the purpose of clause 6.1(iv), Telecom and the Executive acknowledge that the Total Price is:

(i)	the value of the Shares; and

(ii)	the lowest price they would have agreed for the Shares if payment had been required on the Allocation Date (in terms of the rules in the Income Tax Act 1994 concerning the accrual treatment of income and expenditure).

Discretionary benefit

6.3	Where Early Termination:

(i)	is caused by the Executive’s death or redundancy; and

(ii)	occurs on or after the date half-way through the period from the Allocation Date to the Transfer Date,

Telecom may (but has no obligation whatever to) arrange for the Executive an early entitlement to part of the Bonus based on this formula:

part entitlement = Bonus x	n
t

where

TELECOM RESTRICTED SHARE SCHEME	5

n is the number of days from the Allocation Date to the date of Early Termination (both inclusive)

t is the number of days from the Allocation Date to the Transfer Date (both inclusive).

Where Telecom does so, the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) to apply the part Bonus in part repayment of the Loan (this deemed direction discharging the Executive’s obligation to repay the Loan to the extent of the part Bonus), and the Nominee will transfer to the Executive the corresponding number of Shares it holds for the Executive (determined by dividing the part Bonus by the Allocation Price).

Clause 6.1 will otherwise apply to the balance of the Shares held by the Nominee for the Executive and the balance of the Loan.

7	Incidents of ownership

Obligations of Nominee

7.1	The Nominee will:

(i)	hold in its name on trust for an Executive under the Scheme legal ownership of Shares allocated to the Executive;

(ii)	not pay to the Executive any dividends on those Shares, except to the extent (if any) specified in the offer document;

(iii)	not exercise any voting rights attaching to those Shares;

(iv)	hold for the Executive any and all Shares under a bonus issue or any other capital reorganisation whatever received by the Nominee as holder of those Shares (subject to clause 7.3). The additional Shares will be treated in the same manner as the other Shares held for the Executive, and references to Shares will be construed accordingly; and

(v)	not participate in any non-renounceable rights issue or dividend reinvestment plan concerning those Shares.

Compulsory sale

7.2	On any compulsory sale under applicable takeover laws of the Shares held until then by the Nominee for an Executive:

(i)	the Executive will be entitled to the Bonus;

(ii)	the Executive will be deemed immediately before the compulsory sale to have:

•	transferred beneficial ownership of the Shares to the Nominee; and

TELECOM RESTRICTED SHARE SCHEME	6

•	directed the Subsidiary (with effect from the Allocation Date) to apply the Bonus in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan);

(iii)	the Nominee will distribute as soon as practicable to the Executive all consideration received by the Nominee for the Shares; and

(iv)	the Executive will be entitled to no further benefit under the Scheme.

The Nominee will not exercise any right conferred on it under applicable takeover laws.

Reorganisation

7.3	On any amalgamation of Telecom (except with a Subsidiary), or reorganisation of Telecom’s share capital (including under any arrangement or compromise) under which Shares are replaced by other securities and/or cash, where the Nominee held Shares until then for an Executive:

(i)	the Executive will be entitled to the Bonus;

(ii)	the Executive will be deemed immediately before the amalgamation or reorganisation (as the case may be) to have:

•	transferred beneficial ownership of the Shares to the Nominee; and

•	directed the Subsidiary (with effect from the Allocation Date) to apply the Bonus in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan);

(iii)	the Nominee will distribute as soon as practicable to the Executive the Shares, and/or other securities and/or cash received by the Nominee for the Shares; and

(iv)	the Executive will be entitled to no further benefit under the Scheme.

Rights issue

7.4	On any issue by Telecom to its shareholders of renounceable rights to acquire Shares (or other benefits or assets), the Nominee will:

(i)	endeavour to sell the rights arising out of the Shares held by the Nominee for an Executive, if it considers that a market for them is readily available (in all respects as it sees fit, and without any liability whatever for any act or failure to act whatever in this regard); and

TELECOM RESTRICTED SHARE SCHEME	7

(ii)	pay to the Executive as soon as practicable the amount received by the Nominee (less all expenses and liabilities whatever) for the rights arising out of the Shares.

8	No divestment

Absolute prohibition

8.1	An Executive may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in a Share held by the Nominee for the Executive (but subject to clauses 6.1, 7.2 and 7.3).

No effect

8.2	Clause 6.1 will apply on any purported transfer, assignment, other disposition or creation of interest in breach of clause 8.1 (and the purported transfer, assignment, disposition or creation will be void).

9	Operation of Scheme

Administration

9.1	The board of directors of Telecom from time to time (the Board) will administer all aspects of the Scheme, including the offering of Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion, subject to the Scheme.

Delegation

9.2	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

10	Rights attaching to Shares

10.1	Shares allocated to an Executive will rank equally with all other Shares at the Allocation Date, except for any dividend declared on Shares with a record date before the Allocation Date.

11	Amendment

Telecom’s discretion

11.1	Telecom may from time to time, subject to clause 11.2:

(i)	vary any term of an Executive’s participation in the Scheme, with the agreement of the Executive; or

(ii)	amend the Scheme, if it considers that the interests of Executives are not materially prejudiced.

Breach

11.2	Telecom:

(i)	may not amend the Scheme (or vary any term of an Executive’s participation in the Scheme) if this would give rise to a Breach; but

TELECOM RESTRICTED SHARE SCHEME	8

(ii)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

Notice to Executives

11.3	Telecom will give notice of any amendment to or termination of the Scheme to all Executives affected.

12	Miscellaneous

Telecom responsibility

12.1	References (direct or indirect) in the Scheme to actions or obligations of a Subsidiary (including the Lender) or the Nominee impose an obligation on (and enforceable against) Telecom to procure performance of those actions or obligations. A Subsidiary, the Lender and the Nominee may be one or more persons.

Deemed actions

12.2	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 11).

Fractions

12.3	If a calculation under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Executive.

Entire agreement

12.4	The Scheme represents all of the terms on which Shares are allocated under the Scheme, except those which Telecom reasonably implies to give effect to the Scheme.

Delay

12.5	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

Disputes

12.6	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

Notice

12.7	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(i)	the addresses and facsimile numbers of Telecom and an Executive are those set out in the offer document; and

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(ii)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(iii)	at the time of delivery, if delivered by hand;

(iv)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(v)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

Governing law

12.8	The Scheme and the Loan will be governed by and construed in accordance with New Zealand law.

Construction

12.9	Unless the context requires otherwise:

(i)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(ii)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(iii)	a reference to amend includes modify, delete, add and vary;

(iv)	a reference to apply includes apply under assignment or set off;

(v)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(vi)	a reference to the Scheme means the Scheme as amended from time to time; and

(vii)	a reference to a person includes its successors and permitted assigns.

TELECOM RESTRICTED SHARE SCHEME	10

GLOSSARY

Allocation Date means the date on which Shares are, or are to be, allocated to an Executive (specified in the offer document)

Allocation Price means:

(a)	the average end of day market price of Shares on the Exchange for the 20 Business Days immediately preceding the date of issue; less

(b)	a discount equal to the aggregate of the market consensus estimates (as determined by Telecom (in accordance with the conditions of any relevant approval given or waiver granted by New Zealand Exchange Limited) as at a date as close as reasonably practicable to the date of issue) of the amounts of the dividends which under the terms of the Scheme will not be paid in respect of those Shares discounted from the expected payment dates to the date of issue using a discount rate equal to Telecom’s then current assessment of its cost of equity

Board means the board of directors of Telecom from time to time

Bonus means a cash bonus from a Subsidiary for an Executive which, after first deducting tax at the highest marginal tax rate applying to the Executive, is equal to the Loan

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the Exchange is open for trading

Early Termination means:

•	cessation of an Executive’s Employment (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

•	an Executive purporting to act in breach of clause 8.1; and/or

•	Telecom being put into liquidation (or suffering a similar event),

before the Transfer Date

Employment means employment by Telecom or a Subsidiary

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Exchange means New Zealand Exchange Limited’s NZSX

Executive means an executive who is Employed

Lender means the Subsidiary providing the Loan

Loan means an interest-free loan to an Executive equal to the Total Price

Nominee means the person appointed from time to time by Telecom to hold Shares on behalf of an Executive

Scheme means the Telecom Restricted Share Scheme

Share means an ordinary share in Telecom

Subsidiary means a subsidiary of Telecom

Telecom means Telecom Corporation of New Zealand Limited

Total Price means the aggregate value of Shares allocated, or to be allocated, to an Executive (specified in the offer document)

Transfer Date means the date on which Shares are, or are to be, transferred to an Executive and released from the Scheme (specified in the offer document).